Exhibit 10.2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of March         , 2009 (the “Effective Date”), between NCI Building Systems, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, NCI Group, Inc., a Nevada corporation (“Employer”), and                     , a resident of the State of                      (“Employee”). The Company, Employer and Employee are sometimes hereinafter collectively referred to as the “Parties.”

BACKGROUND

Employer hires and retains in its employment such personnel as are required by the Company and its other Affiliates, and makes its employees so retained available to provide services to the Company and its Affiliates.

This Agreement sets forth the terms and conditions of the employment of Employee by Employer, and the duties and responsibilities of Employee, on the one hand, and of Employer and the Company, on the other hand, to each other.

Capitalized terms not defined in the body of this Agreement have the meanings set forth on the attached Appendix “A.”

AGREEMENT AMONG PARTIES

In consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth herein, the Parties agree as follows:

1. Employment. Employer hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of Employer, pursuant to the terms and conditions set forth herein.

2. Duties and Authority. Employee shall serve as the                             , with those authorities, duties and responsibilities customary to that position and such other authorities, duties and responsibilities as the Board of Directors of the Company (the “Board”) or the Chief Executive Officer or his designee may reasonably assign Employee from time to time. Employee shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote substantially all of his business time and effort, in and to his employment hereunder, and shall not engage in any other business activity which would conflict with the rendition of his services hereunder, except that Employee may hold directorships or related positions in charitable, educational or not-for-profit organizations, or directorships in business organizations if expressly approved by the Board, and make passive investments, which do not unreasonably interfere with Employee’s day-to-day performance of his responsibilities to the Company.

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3. Term. This Agreement shall be effective as of the Effective Date, and shall remain in effect until March 31, 2010 subject to earlier termination or extension as described below. The period from the Effective Date until this Agreement shall have expired in accordance with this Section or been terminated in accordance with Section 5 is hereafter referred to as “the term hereof” or “the term of this Agreement.” The term hereof shall be extended automatically for an additional year as of April 1, 2010 and as of each subsequent annual anniversary of such date (each such extension date is referred to herein as a “Renewal Date”) unless at least one hundred twenty (120) days prior to any such Renewal Date either Party shall have given notice to the other Party that the term of this Agreement shall not be so extended. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control or Potential Change in Control occurs, the term of this Agreement shall be extended for a period of two (2) years after the date of the occurrence of the Change in Control or Potential Change in Control, and the last day of such extended term shall become the applicable Renewal Date.

4. Compensation.

a. Base Salary. Employer shall pay Employee a base salary at his current annualized rate, payable in accordance with Employer’s normal payroll procedures. The salary of Employee will be reviewed at least once annually by the Company and/or, to the extent required, the Compensation Committee of the Board. In the event that Employee’s salary is required to be approved by the Compensation Committee of the Board, such review shall be conducted by the Compensation Committee at the same time as it reviews the salaries of other senior executives of the Company, and any adjustment shall be solely within the discretion of the Compensation Committee of the Board.

b. Annual Bonus. Employee shall participate under the currently existing NCI Building Systems, Inc. Bonus Program, as amended and restated from time to time (the “Bonus Plan”) or, if the Bonus Plan is amended, replaced or superseded, under any amended, replacement or successor bonus program adopted for senior executives of the Company and its Affiliates. Bonuses, if any, paid to Employee pursuant to the Bonus Plan shall be paid after the end of each fiscal year of the Company at the same time as bonuses are paid to other participants, but no later than March 15 of the following calendar year. Employee understands that bonuses cannot be earned under the Bonus Plan except as specifically set forth therein based on the level of participation specified by the Compensation Committee in its discretion and, if the employment of a participant terminates for any reason prior to certain dates specified in the Bonus Plan, no bonus shall be payable thereunder. In the event Employee terminates employment, for any reason other than Cause, after the end of the fiscal year but before payment of the bonus, Employee shall be entitled to receive the amount of the bonus that would have otherwise

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been payable under the Bonus Plan, as determined by the Compensation Committee, on the date bonuses are paid to other participants. Employee also understands that the Bonus Plan may be amended, replaced, superseded or terminated at any time and from time to time by the Board of Directors in its sole discretion.

c. Health and Welfare Benefits. Employee shall be entitled to participate in and receive the health, hospitalization, medical, dental, life insurance, accidental death, disability and other insurance plans and benefits provided by Employer and the Company, and to participate in the 401(k) and other qualified profit-sharing, deferred compensation, pension, savings and other similar plans of Employer and the Company, as and to the extent Employer and the Company provide such benefits generally to other employees of Employer and the Company or to executive employees of the Company. It is understood and agreed that such benefits may be changed or discontinued from time to time in the sole discretion of Employer and the Company.

5. Termination Payments.

a. Minimum Termination Compensation. Employee shall serve in an at-will capacity and the Company and/or Employer may terminate the employment of Employee at any time with or without Cause. Upon any termination of employment of Employee for any reason other than as set forth in Section 5(b), whether on, before or after the expiration of the term of this Agreement (including any extension of the term hereof pursuant to the provisions of this Agreement), Employee shall be entitled to receive (i) that portion of his annual base salary, at the rate then in effect, earned by him or accrued for his account through the date of the termination of his employment hereunder or for which he is entitled to payment for events or circumstances occurring on or through the date of termination of his employment, and (ii) any bonus to which he is entitled under the Bonus Plan pursuant to Section 4(b) for the fiscal year ending prior to the date of termination.

b. Payment Following a Change in Control or Potential Change in Control. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason within twenty-four (24) months after a Change in Control or during a Potential Change in Control Period, then Employee shall be entitled to receive (i) a payment equal to (a) two (2) times his annual base salary at the highest annualized rate in effect during the one (1) year period immediately preceding the date of the Change in Control or Potential Change in Control, as applicable, less (b) to the extent vested, the Market Value of the 25,000 shares of restricted stock granted under that certain Restricted Stock Agreement dated as of August 26, 2004, as amended (the “Payment”) and (ii) medical and dental coverage at the active employee rate for the period of coverage applicable

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to Employee (up to a maximum of eighteen (18) months) under the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). The Payment shall be payable in a single lump sum within thirty (30) days of termination, except as otherwise set forth in Section 25 hereof.

c. Parachute Tax Limitation. Notwithstanding anything in this Agreement to the contrary, if any amounts due to Employee under this Agreement and any other plan or program or award of Employer, the Company or any Affiliate constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Code, and the amount of the parachute payment, reduced by the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Employee would receive if he were paid three times his “base amount,” as defined in Section 280G(b)(3) of the Code, less one dollar, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times his base amount less one dollar. The calculations to be made with respect to this subsection shall be made by an accounting firm jointly selected by the Company and Employee and paid by the Company.

d. No Duty to Mitigate. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment is terminated following a Change in Control of the Company, Employee shall have no duty to seek other employment nor shall any payments made or to be made to Employee pursuant to this Agreement following such Change in Control be offset by any amount earned from other employment.

e. Full Satisfaction of Obligations. Payment by Employer or the Company of the amounts owed to Employee pursuant to this Section 5 shall fully satisfy all obligations of Employer and the Company to Employee under this Agreement if the employment of Employee is terminated hereunder prior to the expiration of the term of this Agreement, and all obligations of Employer and Employee to each other set forth in Sections 1 through 4 of this Agreement shall terminate and be of no further force or effect. No termination of employment hereunder, whether by Employer or Employee and whether with or without Cause or Good Reason, shall terminate the provisions of Sections 6 or 7 or any subsequent sections of this Agreement and each of such sections shall remain in full force and effect as binding obligations of the Parties in accordance with their express terms or, if no express term is stated, until the latest to expire of those sections having express terms.

6. Business Disclosures. Employee acknowledges that Employee has had and will have access to and has or will become familiar with all or substantially all of the Confidential Information of the Company and its Affiliates.

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As a material inducement to the Company and Employer to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees that Employee will not, at any time during or following the termination of his employment with the Company, directly or indirectly divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to Employee in connection with his employment with the Company or any of its Affiliates. If Employee is required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall notify, as promptly as practicable, the Company of such request or requirement so that the Company, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other action deemed appropriate by the Company. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose the Confidential Information, Employee may disclose only that portion of the requested Confidential Information which he is compelled or required to disclose, and Employee will exercise his reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

7. Non-Competition.

a. Employee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, sectional or roll-up doors, windows, or other metal components of a building structure), coated or painted steel or metal coils, coil coating or coil painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates during the period of employment of Employee. Ownership by Employee of equity securities of the Company, or of equity securities in other public or privately-owned companies that compete with the Company constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant. Employee agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-competition covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud,

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misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.

The foregoing covenant in this Section 7.a shall remain in effect (i) during the period of employment of Employee by the Company and Employer, and (ii) in the event that Employee receives payment under Section 5.b hereof, for the period of years following Employee’s termination that is equal to the multiple of annual base salary to which Employee is entitled under Section 5.b hereof.

b. Employee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Affiliates in a commercial capacity; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Affiliates to leave the employment or service of the Company or its Affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Affiliates unless such use or disclosure is of a personal nature, is requested by the Company or is required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Affiliates with whom Employee dealt, directly or indirectly, during his engagement with the Company or its Affiliates. Employee shall not be prohibited from hiring or soliciting the employment or service of an agent or consultant of the Company for purposes which do not violate Section 7 of this Agreement. Employee agrees and stipulates that in any action or claim brought by him or in any action or claim brought against him involving the provisions of this Section 7, Employee hereby waives any claim or defense that the above non-solicitation covenants are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.

The foregoing covenant in this Section 7.b shall remain in effect during the period of employment of Employee by the Company and Employer and, after such employment terminates for any reason whatsoever, for a period of three (3) years immediately following the longer of (i) the termination of such employment or (ii) the period during which Employee is entitled to receive payments under this Agreement.

8. Consideration for Covenants; Reasonableness. Employee acknowledges and agrees as follows:

a. The Confidential Information of the Company and its Affiliates is unique and was developed or acquired by them through the expenditure of valuable time and resources; that Employer, the Company and their Affiliates derive independent economic value from this Confidential Information not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; that Employer, the Company and their Affiliates have taken all prudent and necessary measures to preserve the proprietary and confidential nature of its Confidential Information, and that the covenants set forth in Sections 6 and 7 are the most reasonable, efficient and practical means to protect the Confidential Information.

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b. The covenants set forth in Sections 6 and 7 are necessary to protect the goodwill of the Company and its Affiliates during the employment of Employee hereunder, and to ensure that such goodwill will be preserved and continued for the benefit of the Company and its Affiliates after his employment terminates.

c. Due to the nature of the business as heretofore conducted by the Company and its Affiliates and as contemplated to be continued and conducted by the Company and its Affiliates, the scope and the duration of the covenants set forth in Sections 6 and 7 of this Agreement are in all respects reasonable.

d. The covenants set forth in Sections 6 and 7 each constitute a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Employee against Employer or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer and the Company of the covenants and agreements of Employee set forth in Sections 6 and 7.

9. Surrender of Books and Records. Employee shall on the termination of his employment in any manner immediately surrender to the Company all lists, books, and records and other documents incident to the business of the Company and its Affiliates, and all other property belonging to any of them, it being understood that all such lists, books, records and other documents are the property of the Company and its Affiliates.

10. Waiver of Breach. The failure of the Company, Employer or Employee at any time to require performance by the other of any provision hereof shall in no way affect any of their respective rights thereafter to enforce the same, nor shall the waiver by the Company, Employer or Employee of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

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11. Remedies. In the event of Employee’s breach, or threatened breach, of any term or provision contained in Section 6 or 7 of this Agreement, Employee agrees that the Company and its Affiliates shall suffer irreparable harm not compensable by damages or other legal remedies, and that accordingly the Company and/or Employer shall be entitled to both temporary and permanent injunctive relief without the necessity of independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it. The right of the Company and/or Employer to such relief shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages.

12. Severability. It is the desire and intent of the Parties that the provisions of Sections 6 and 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Sections 6 or 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the same shall be reduced to the maximum which such court deems enforceable. If any provision of Sections 6 and 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the intentions and agreement of the Parties. Furthermore, if any other provision contained in this Agreement should be held illegal, invalid or unenforceable in whole or in part by a court of competent jurisdiction, then it is the intent of the Parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such invalid provision as may be possible and be legal, valid, and enforceable.

13. Attorneys’ Fees. In the event of any suit or judicial proceeding (other than an arbitration proceeding) between the Parties hereto with respect to this Agreement, the prevailing Party shall, in addition to such other relief as the court may award, be entitled to reasonable attorneys’ fees and costs, all as actually incurred and including, without limitation, attorneys’ fees and costs incurred in appellate proceedings; provided, however, that following a Change in Control of the Company, only Employee will be entitled to recover the attorneys’ fees and costs described in this Section.

14. Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 5, et seq. hereof shall survive the termination of this Agreement.

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15. Notice. All notices hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight mail, postage prepaid. Such notices shall be deemed to have been duly given upon receipt, if personally delivered, upon telephonic confirmation of receipt if sent by facsimile transmission, and if mailed, five days after the date of mailing (two days in the case of overnight mail), in each case addressed to the Parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

If to Employee:	Address shown on the employment records of the Company

If to the	NCI Building Systems, Inc.
Company or
Employer	10943 North Sam Houston Parkway West
Houston, Texas 77064
Telecopier: (281) 477-9670
Attention: Chief Executive Officer

16. Entire Agreement. This Agreement, together with the execution copies of the agreements attached as exhibits hereto, supersedes any and all other agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the Parties with respect thereto. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.

17. Modification. No change or modification of this Agreement shall be valid or binding upon the Parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the Parties hereto.

18. Governing Law and Venue. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas and venue for any action pursuant hereto shall be in the appropriate state or federal court in Harris County, Texas.

19. Acknowledgment Regarding Counsel. Each of the Parties to this Agreement acknowledges that he or it has had the opportunity to seek and has sought counsel to review this Agreement and to obtain and has obtained the advice of such counsel relating thereto.

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20. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

21. Assignment. Subject to compliance with the provisions of this Agreement, each of the Company and Employer shall have the right to assign this Agreement and its obligations hereunder to any of their Affiliates. No such assignment shall operate to relieve Employer, the Company or any successor assignor from liability hereunder, and this Agreement shall remain an enforceable obligation of Employer, the Company and each such successor. The rights, duties and benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. For purposes of this Agreement, all references herein to Employer and the Company is deemed to be also a reference to any Affiliate of Employer or the Company that either has or is required to assume the obligations of the Company pursuant to this section.

22. Tax Withholding. The Company and/or Employer, as appropriate, may withhold from any payments or benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

23. Joint and Several Obligations. The duties and obligations of Employer and the Company set forth herein shall be the joint and several obligations of each of them.

24. Estate. If Employee dies prior to termination of employment, any monies that may be due him under this Agreement as of the date of his death will be paid to his estate.

25. Section 409A.

a. If Employee is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 25(a), and if the Payment under Section 5(b) hereof is subject to Section 409A, the character and timing of the Payment shall be as determined in this Section 25(a). It is hereby specified that the amount of the Payment under Section 5(b) that does not exceed the limit specified in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) is considered a separate payment and shall be paid at the time specified in Section 5(b). To the extent that the Payment under Section 5(b) exceeds the limit specified in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), such excess amount shall not be payable before the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Employee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5))

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as of December 31 of the preceding year or using such dates as designated by the Compensation Committee of the Board in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans. For purposes of determining the identity of specified employees, the Compensation Committee of the Board may establish procedures as it deems appropriate in accordance with Section 409A.

b. Employee and the Company agree that this Agreement is intended to comply with Section 409A and that any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A.

26. Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

27. Binding Effect. This Agreement shall be binding upon the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth herein.

EMPLOYEE

By:

Date: , 2009

NCI BUILDING SYSTEMS, INC.

By:
Norman C. Chambers
Chairman, President & Chief Executive Officer

NCI GROUP, INC.

By:
Norman C. Chambers
Chairman, President & Chief Executive Officer

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APPENDIX A

DEFINITIONS

The following terms have the indicated meanings for purposes of this Agreement:

(a) “Affiliate” means any entity controlled by, controlling or under common control with a person or entity.

(b) “Bonus Plan” means the Company’s Bonus Program, as amended and restated and as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.

(c) “Cause” shall mean: (i) Employee’s willful and continued failure to substantially perform his duties and other obligations under this Agreement and such failure continues for a period of thirty (30) days after written notice by the Company of the existence of such failure; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required; (ii) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company, as determined by the Company; or (iii) Employee’s conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony (which shall not include any act or offense involving the operation of a motor vehicle); provided, however, that the Board of Directors of the Company or the then current Chairman of the Board must first provide to Employee written notice clearly and fully describing the particular acts or omissions which the Board or the then current Chairman of the Board reasonably believes in good faith constitutes Cause hereunder and an opportunity, within thirty (30) days following the receipt of such notice, to meet in person with the Board of Directors or the then current Chairman of the Board to explain the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions. For purposes of this Agreement, any termination of Employee’s employment for Cause shall be effective only upon delivery to Employee of a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors following a meeting at which Employee was given an opportunity to be heard on at least five (5) business days’ advance written notice, finding that Employee was guilty of the conduct constituting Cause, and specifying the particulars thereof. Further, for the purposes of this Agreement, no act or failure to act on Employee’s part shall be considered willful unless done, or omitted from being done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

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(d) “Change in Control” of the Company means the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(iii) the Company is merged or consolidated with another corporation or transfers substantially all of its assets to another corporation and as a result of the merger, consolidation or transfer less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company; or

(iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding voting securities.

(e) “Common Stock” means the common stock, $.01 par value, of the Company.

(f) “Confidential Information” means all information, whether oral or written, previously or hereafter developed, that relates to the business as heretofore conducted by the Company, or which is hereafter otherwise acquired or used by the Company or its subsidiaries and Affiliates that is not generally known to others in the Company’s area of business or, if known, was obtained wrongfully by such other person or entity or with knowledge that it was proprietary or confidential information of or relating to the business as heretofore conducted by the Company or of or relating to the business of the Company or its subsidiaries and Affiliates. Confidential Information shall include, without limitation, trade secrets, methods or practices, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information.

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(g) “Good Reason” means any of the following events that occurs after a Change in Control or within thirty (30) days prior to a Change in Control without Employee’s prior written consent:

(i) any reduction in the amount of Employee’s then current base salary in excess of ten percent (10%) in any twelve month period;

(ii) a significant reduction of Employee’s duties, position, or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction;

(iii) breach or failure by the Company or Employer to perform any of its material covenants contained in this Agreement;

(iv) any relocation of Employee’s principal place of employment outside the Houston, Texas metropolitan area;

provided, however, that no act or omission shall constitute “Good Reason” for purposes of this Agreement unless Employee provides to the Board of Directors of the Company or the Chairman of the Board a written notice clearly and fully describing the particular acts or omissions which Employee reasonably believes in good faith constitutes “Good Reason” within ninety (90) days of the first date of such acts or omissions, and an opportunity, within thirty (30) days following its receipt of such notice, to cure such acts or omissions.

(h) “Market Value” means the amount recognized for income tax purposes as a result of the vesting of such restricted stock.

(i) “Potential Change in Control” of the Company shall be deemed to have occurred, if:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

(ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or

(iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

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(j) “Potential Change in Control Period” means the period beginning on the date the Potential Change in Control occurs and ending as of the earlier of (i) the end of the month in which a Change in Control occurs or (ii) the date the Board makes a good faith determination that the risk of a Change in Control has terminated.

(k) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

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